Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made as of                                 , by and between Sizeler Property Investors, Inc., a Maryland corporation (the “Company”), and                          (the “Indemnitee”).

INTRODUCTION

The Company wishes Indemnitee to serve as a(n) (director) (and) (officer) of the Company and Indemnitee is willing to accept such position(s) with the indemnification and other rights provided hereby.

In recent years, litigation seeking to impose liability on directors, trustees and officers of publicly-held corporations and trusts has become more frequent. Such litigation is extremely expensive to defend. In many cases, defense costs exceed the financial means of individual defendants. Further, the possibility of liability for extremely large sums is a deterrent to persons accepting positions of responsibility with a public corporation or trust.

Indemnitee is deeply concerned regarding this situation, as well as the adequacy of the indemnification available under the Company’s Articles of Incorporation, as amended and Bylaws, as amended.

NOW, THEREFORE, to induce Indemnitee to serve the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

INTERPRETIVE RULES; DEFINITIONS

Section 1.1. General Interpretive Rules.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of the masculine gender herein shall be deemed to include the feminine gender; (ii) references herein to “Sections” without reference to a document are to designated Sections of this Agreement; (iii) “including” means “including but not limited to”; and (iv) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

Section 1.2. Definitions.

Agreement means this Indemnification Agreement as executed by the parties hereto as of the date first written above or, if amended, as amended.

Board means the Board of Directors of the Company.

Entity means a corporation, business, partnership, joint venture, trust, employee benefit plan or other enterprise.

Fine means any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.

Litigation Costs means costs, charges and expenses, including attorneys’ fees, reasonably incurred in the investigation and defense or prosecution of any Proceeding and any appeal therefrom, and the costs of appeal, attachment and similar bonds.

Losses means the total amount which Indemnitee becomes legally obligated to pay in connection with any Proceeding, including judgments, penalties, Fines, amounts paid in settlement and Litigation Costs.

Proceeding means any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (whether external or internal to the Company), and whether formal or informal.

ARTICLE TWO

INDEMNIFICATION

Section 2.1. Right to Indemnification.

The Company shall indemnify Indemnitee if he was or is a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another Entity, against Losses in connection with the defense or settlement of such Proceeding to the fullest extent permitted by Maryland law.

Section 2.2. Indemnification Against Expenses of Successful Party.

Notwithstanding any other provision hereof, to the extent that Indemnitee has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any Proceeding, or in defense of any claim, issue or matter therein, the Company promptly shall pay for or reimburse Indemnitee’s Litigation Costs incurred in connection therewith.

Section 2.3. Advances of Litigation Costs.

At the request of Indemnitee, Litigation Costs incurred by him in any Proceeding shall be paid by the Company in advance of the final disposition of such matter to the fullest extent permitted by Maryland law.

Section 2.4. Determination of Right to Indemnification or Advancing of Expenses Upon Application; Procedure Upon Application.

(a) The determinations required by Maryland law as a condition to indemnification or to the payment of Litigation Costs in advance of the final disposition of a matter shall be made promptly, and in any event within 90 days of Indemnitee’s written request therefor. The determinations shall be made in the manner provided by Maryland law.

(b) The rights to indemnification and advancing of Litigation Costs hereunder shall be enforceable by Indemnitee in any court of competent jurisdiction if no disposition of Indemnitee’s claim is made within the aforesaid 90-day period. Indemnitee’s Litigation Costs incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding also shall be indemnified by the Company.

Section 2.5. Exclusions.

(a) The Company shall not be liable to make any payment hereunder (whether in the nature of indemnification, contribution or advance payment of Litigation Costs) to the extent payment is actually made to Indemnitee under a valid, enforceable and collectible insurance policy (the “Insurance Policy”). If Indemnitee is required to pay any amount that the Company is obligated to pay hereunder except for the exclusion in this subsection, before payment is reasonably expected to be made under the Insurance Policy, the Company shall promptly advance the amount Indemnitee is required to pay for which the Company is liable hereunder. Any advance by the Company shall be made with the undertaking of Indemnitee that he shall immediately pay over to the Company, from the funds Indemnitee later receives under the Insurance Policy, an amount equal to the amount which the Company advanced pursuant to this subsection.

(b) The Company shall not be liable hereunder for amounts paid in settlement of a Proceeding effected without its written consent, which consent may not be unreasonably withheld.

(c) The Company shall not be liable hereunder for any amounts in respect of any proceeding charging improper personal benefit to a director or officer, whether or not involving action in his official capacity, in which he is adjudged to be liable on the basis that personal benefit was improperly received.

(d) The Company shall not be liable hereunder for any Fine imposed by law which the Company is prohibited by applicable law from paying as indemnity or otherwise.

Section 2.6. Contribution.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or part, the parties agree that, in such event, the Company shall contribute to the payment of Indemnitee’s Losses in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors, and of the Company pursuant to Indemnification Agreements or otherwise. The Company and Indemnitee agree that, in the absence of personal enrichment of Indemnitee, or acts of intentional fraud or dishonesty or criminal conduct on the part of Indemnitee, it would not be just and equitable for Indemnitee to contribute to the payment of Losses arising out of a Proceeding in an amount greater than: (i) in a case where Indemnitee is a director of the Company or any of its subsidiaries but not an officer of either, the amount of fees paid to Indemnitee for serving as a director during the 12 months preceding the commencement of such Proceeding; or (ii) in a case where Indemnitee is a director of the Company or any of its subsidiaries and is an officer of either, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to Indemnitee for serving as such officer(s) during the 12 months preceding the commencement of such Proceeding; or (iii) in a case where Indemnitee is only an officer of the Company or any of its subsidiaries, 5% of the aggregate cash compensation paid to Indemnitee for serving as such officer(s) during the 12 months preceding the commencement of such Proceeding. The Company shall contribute to the payment of Losses covered hereby to the extent not payable by Indemnitee pursuant to the contribution provisions set forth in the preceding sentence.

Section 2.7. Notice to the Company; Cooperation.

(a) Indemnitee shall give the Company notice, as soon as practicable, of any claim made against him for which indemnification will be or could be sought hereunder.

(b) Indemnitee shall give the Company such cooperation and information as it may reasonably require in connection with any claim by Indemnitee hereunder.

Section 2.8. Other Rights and Remedies.

The rights provided hereby shall not be deemed exclusive of any other right to which Indemnitee may be entitled under any statute, applicable provision of the Company’s Articles of Incorporation, as amended, Bylaws, as amended, vote of stockholders or of disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue after Indemnitee ceases to serve the Company in the position identified in the Introduction hereof.

Section 2.9. Serving at the Company’s Request.

References in Article Two to “serving at the request of the Company” include service with respect to any employee benefit plan, its participants or beneficiaries.

Section 2.10. Proceedings Initiated by Indemnitee.

The Company shall indemnify Indemnitee if he was or is a party, or had taken steps to become a party, to any Proceeding initiated by Indemnitee by reason of or arising out of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another Entity, against Litigation Costs in connection with the Proceeding to the fullest extent permitted by Maryland law only if the Proceeding (or part thereof) had been duly authorized by the Company.

Section 2.11. Maryland Law.

As used herein, “to the fullest extent permitted by Maryland law” means to the fullest extent permitted by Maryland law as the same exists or hereafter may be amended, but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than Maryland law permitted the Company to provide prior to such amendment.

Section 2.12. Release by Indemnitee.

The parties recognize that, pursuant to this Agreement, Indemnitee may receive the benefits of indemnification payments (paid to Indemnitee or paid to others for the benefit of Indemnitee). The Company is entitled to the cooperation and assistance of the Indemnitee in obtaining or directing payments by an insurer or insurers (collectively, “Insurer”) issuing a directors’ and officers’ liability insurance policy (i) from which the Company is seeking total or partial recovery for indemnification payments which the Company has made to or on behalf of the Indemnitee or (ii) from which the Indemnitee or others on behalf of the Indemnitee are receiving indemnification payments. Without limiting the generality of the preceding sentence, the ways in which the Indemnitee shall assist the Company shall include the following:

After all Losses of the Indemnitee indemnifiable under this Agreement with respect to any particular Proceeding against the Indemnitee shall have been paid, the Indemnitee, at the request of the Company, shall execute and deliver to the Company a written confirmation of that fact.

When requested by the Company, Indemnitee shall execute, acknowledge before a notary public, and deliver to the Company a Power of Attorney specifically authorizing each of certain designated officers of the Company as attorneys-in-fact for Indemnitee to execute, acknowledge and deliver Indemnitee’s written release to the Insurer with respect to the Losses arising from a particular Proceeding for which Indemnitee has been fully indemnified; and, if requested by the Company, Indemnitee shall execute, acknowledge before a notary public, and deliver to the Insurer Indemnitee’s written release with respect to the Losses arising from a particular Proceeding for which Indemnitee has been fully indemnified.

If Indemnitee were to refuse to execute, acknowledge and deliver a Power of Attorney or revoke a previously delivered Power of Attorney or refuse to provide the Company with the written confirmation to which it is entitled under the provisions of this Section 2.12, the Company shall have no further indemnification obligations hereunder with respect to any then-pending or future Proceeding; but nothing contained herein shall nullify any right conferred upon Indemnitee by Section 2-418(d) of the Maryland General Corporation Law, as amended, or any successor provision in the Maryland statutes. In any event, Indemnitee hereby releases the Company from liability to Indemnitee hereunder with respect to any specific claim for which Indemnitee has been fully indemnified hereunder, regardless whether Indemnitee executes a separate release.

ARTICLE THREE

MISCELLANEOUS

Section 3.1. Binding Effect.

This Agreement shall be binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of Indemnitee.

Section 3.2. Savings Clause.

If all or any portion of any section hereof is held invalid or unenforceable on any ground by any court of competent jurisdiction, the Company nevertheless shall indemnify Indemnitee for his Losses to the full extent permitted by any applicable portion hereof that has not been held invalid or unenforceable or by any other applicable law.

Section 3.3. Governing Law.

The validity, construction, enforcement and interpretation of this Agreement shall be governed by the internal law (and not the law of conflicts) of the State of Maryland.

Section 3.4. Effect of Headings.

The Introduction and Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5. Notices.

(a) Any notice, request or other communication hereunder to or on the Company or Indemnitee shall be in writing and delivered or sent by postage prepaid first-class mail, as follows: (i) if to the Company, addressed to Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, Louisiana 70062, “Attention: President;” and (ii) if to Indemnitee, addressed to him at the address shown on the signature page hereof.

(b) Either address referred to in the preceding subsection may be changed from time to time and shall be the most recent such address furnished in writing by the party whose address has changed to the other party in the manner specified in the preceding subsection.

Section 3.6. Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart of an agreement so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

Section 3.7. Complete Agreement.

This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof and supersedes in its entirety any prior agreement, oral or otherwise, regarding the indemnification of the Indemnitee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SIZELER PROPERTY INVESTORS, INC.

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